AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2002
                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      -------------------------------------


                               MRO SOFTWARE, INC.
             ------------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)

         MASSACHUSETTS                                       04-2448516
-------------------------------                           ----------------
(STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION
                                                               NUMBER)
                                100 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 280-2000
          -------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                       -----------------------------------

                              CRAIG NEWFIELD, ESQ.
                               MRO SOFTWARE, INC.
                                100 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 280-2000
            ---------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                       ----------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, please check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

==================================================================================================
                                 CALCULATION OF REGISTRATION FEE
============================  ==========  ==================  ==================  ================
                                AMOUNT       PROPOSED              PROPOSED
   TITLE OF EACH CLASS OF       TO BE     MAXIMUM OFFERING    MAXIMUM AGGREGATE      AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED  PRICE PER SHARE(1)  OFFERING PRICE (1)  REGISTRATION FEE
----------------------------  ----------  ------------------  ------------------  ----------------
Common Stock, $.01 par value   1,095,392       $8.69              $9,518,956            $876
==================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low sale prices of the Common Stock as reported on the Nasdaq Stock Market on August 12, 2002.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================


                               MRO SOFTWARE, INC.


                        1,095,392 SHARES OF COMMON STOCK


     This prospectus relates to the resale of 1,095,392 shares of the common stock of MRO Software, Inc. These shares are already outstanding and may be offered for sale from time to time for the accounts of the selling stockholders listed on pages 9 and 10 of this prospectus. The selling stockholders received the shares offered hereby in connection with our acquisition on June 14, 2002 of MainControl, Inc. The Company is not selling any of the shares and will not receive any of the proceeds of this offering.

     The selling stockholders may offer and sell the shares from time to time in one or more transactions, on a delayed or continuous basis, through any legally acceptable means, including through the Nasdaq Stock Market, in the over-the-counter market, or in privately negotiated transactions, and sales may be made at prevailing market prices or at negotiated prices. The selling stockholders may sell the shares through broker-dealers or agents, who may receive compensation in the form of commissions, discounts or concessions.

     Our common stock is listed on the Nasdaq Stock Market under the symbol "MROI".

     On August 12, 2002, the last reported sale price of our common stock on the Nasdaq Stock Market was $8.85 per share.




     AN INVESTMENT IN THE COMMON STOCK OFFERED UNDER THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "FACTORS AFFECTING FUTURE PERFORMANCE", BEGINNING ON PAGE 3.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                 THE DATE OF THIS PROSPECTUS IS AUGUST __, 2002.

                             TABLE OF CONTENTS                            PAGE



About MRO Software, Inc. ...............................................    2
Factors Affecting Future Performance ...................................    3
Risk Factors............................................................    3
Use of Proceeds.........................................................    8
Selling Stockholders....................................................    8
Plan of Distribution....................................................   10
Where You Can Find More Information ....................................   12
Legal Matters...........................................................   13
Experts ................................................................   13






                                     SUMMARY

                            ABOUT MRO SOFTWARE, INC.

     MRO Software is a leading provider of e-Business solutions for strategic asset management. The Company's integrated suite of applications optimizes performance, improves productivity and service levels and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

     The Company's asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software's solutions customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management and provisioning across the asset base.

     Our principal executive offices are located at 100 Crosby Drive, Bedford, Massachusetts 01730, and our telephone number is (781) 280-2000.

                      FACTORS AFFECTING FUTURE PERFORMANCE

The nature of forward-looking information is that such information involves significant assumptions, risks and uncertainties. Certain public documents of the Company and statements made by our authorized officers, directors, employees, agents and representatives, acting on behalf of the Company, may include forward-looking information which will be influenced by the factors described below, and by other assumptions, risks and uncertainties. Forward-looking information is based on assumptions, estimates, forecasts and projections regarding the Company's future results as well as the future effectiveness of the Company's strategic plans and future operational decisions. Forward-looking statements made by or on behalf of the Company are subject to the risk that the forecasts, projections, and expectations of management, or assumptions underlying such forecasts, projections and expectations, may become inaccurate. Accordingly, actual results and the Company's implementation of its plans and operations may differ materially from forward-looking statements made by or on behalf of the Company. The following discussion identifies certain important factors that could affect the Company's actual results and actions and could cause such results and actions to differ materially from any forward-looking statements made by or on behalf of the Company that related to such results and actions.


                                  RISK FACTORS

OUR INABILITY TO KEEP PACE WITH THE RAPID CHANGES IN TECHNOLOGY THAT CHARACTERIZE OUR INDUSTRY WOULD DAMAGE OUR COMPETITIVE POSITION.

     The computer software industry is characterized by rapid technological advances, changes in customer requirements and frequent product introductions and enhancements by us and by our competitors. Our success depends on our ability to continue to enhance our current products, and to develop and introduce new products that keep pace with technological developments, respond to evolving customer requirements and changing industry standards, and achieve market acceptance. In particular, we believe that we must continue to respond quickly to users' needs for new functionality and to advances in hardware and operating systems, and that we must continue to create products that conform to industry standards regarding the communication and interoperability among software products of different vendors. If we fail to anticipate or respond adequately to technological developments and changes in customer requirements, or if we have any significant delays in product development or introduction, then we could lose competitiveness and revenues. We cannot give any assurance that we will be successful in developing and marketing new products or product enhancements, or that we will not experience significant delays in our development efforts. In addition, we cannot give any assurance that our new products and product enhancements will achieve market acceptance. Finally, when we develop new products or enhancements to our existing products, it is possible that potential customers will defer or delay their decisions to purchase existing products while the newer products and enhancements are being developed, released and proven in the market. Such delays could have a material, adverse impact on ongoing sales of existing products, and on the Company's business and our results of operations.

WE DEPEND SUBSTANTIALLY ON OUR MAXIMO(R) PRODUCT, AND ANY DEVELOPMENTS THAT CAUSED REDUCED MARKET ACCEPTANCE OF MAXIMO WOULD HARM OUR BUSINESS.

     Most of our revenues are derived from the licensing of our MAXIMO family of products and sales of related services and support. Our financial performance depends largely on continued market acceptance of MAXIMO, and on the acceptance and market penetration of MAXIMO Version 5.0, the new Internet-based version of MAXIMO. We believe that continued market acceptance of MAXIMO, and our revenue growth, will largely depend on our ability to continue to enhance and broaden the capabilities of MAXIMO Version 5.0, both by broadening the core MAXIMO functionality and developing specialized functionality targeted at key customer industries. Any factor adversely affecting sales of MAXIMO, such as delays in further development, significant software flaws, incompatibility with significant hardware platforms, operating systems or databases, increased competition, negative evaluations of the product would have a material adverse effect on the Company's business and our results of operations. In addition, if our MAXIMO 5.0 customers have difficulties installing and using the software and if we are therefore unable to obtain customer references, our MAXIMO sales would suffer, which would have an adverse impact on our business and our results of operations.

OUR ONLINE COMMERCE SERVICES OFFERING MAY NOT ACHIEVE MARKET ACCEPTANCE.

     The success of our online commerce services ("OCS") business has been dependent on the success and growth of the online business-to-business market in general. The market for business-to-business e-commerce platforms and supporting solutions has experienced significant turmoil, general downturn, and demand for these solutions has been sharply reduced, and there is no clear indication of whether or when this market may re-emerge, or the direction that it may take. As a result, we cannot predict whether or when products that enable business-to-business e-commerce, marketplaces or exchanges will gain acceptance and be adopted on a repeated or predictable basis. In light of the general collapse of the market for online services between businesses, revenues from our OCS solutions have not materialized or grown as we had hoped. We are unlikely to see any growth in revenues from our OCS solutions until the markets for business-to-business solutions in general, and for e-commerce initiatives related to industrial products and services in particular, stabilize, move and grow in an understandable and predictable direction.

     In addition, we cannot give any assurance that our MAXIMO customers will influence a meaningful number of their industrial suppliers to adopt our OCS solutions, or that our supplier customers will create a large enough community of sellers, so as to enable us to achieve leverage and market synergy between our MAXIMO and OCS our solutions.

     Our future success in the electronic commerce market may depend on our ability to accurately determine the functionality and features required by our customers, as well as the ability to enhance our OCS solutions and deliver them in a timely manner. We may incur substantial costs to enhance and modify our OCS solutions in order to meet the demands of this growing and changing market. Our OCS business is not yet profitable, and may not become profitable for some time.

OUR SALES EFFORTS RELY ON DISTRIBUTORS, RESELLERS, SALES AGENTS AND OTHER CHANNEL PARTNERS, AND ON COMPANIES WITH WHICH WE HAVE STRATEGIC RELATIONSHIPS, WHOSE ACTIONS WE CANNOT CONTROL.

     As part of our efforts to maintain and grow our revenues, we must depend on our existing distribution channels, and we must also develop new channels. We cannot control the actions of our distributors, resellers, agents and other channel partners, and if these companies suffer business downturns or fail to meet their objectives, our revenues and results of operations will suffer as a result.

     We have entered into strategic relationships with various larger companies, such as IBM Corporation, i2 Technologies, Inc., Rockwell Automation, A.T. Kearney, Inc., and others. In order to generate incremental revenue through these relationships, we must integrate our products and solutions with those of the other companies. Each party to those strategic relationships must coordinate with and support each others' sales and marketing efforts, and each party must make significant sales and marketing efforts. In addition, we have agreed to develop a version of MAXIMO which will operate with IBM's Websphere, AIX and DB2 products, and to market the IBM versions of our products in preference to other versions. MAXIMO sales will therefore be affected by the success and acceptance of the IBM Websphere, AIX and DB2 products relative to those of IBM's competitors. We may experience difficulties in gaining market acceptance of the IBM version of our products, and difficulties in integrating and coordinating our products and sales efforts with those of IBM. Finally, our alliance with IBM may be viewed negatively by customers or prospects who have not adopted the IBM technology platform, and competitive alliances may emerge among other companies that are more attractive to our customers and prospective customers.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND TO SEASONAL VARIATION.

We have experienced, and may in the future experience, significant period-to-period fluctuations in revenues and operating results, which may negatively impact the price of our stock. We believe that these quarterly fluctuations are partly attributable to our sales commission policies, which compensate members of our direct sales force for meeting or exceeding annual quotas. In addition, our quarterly revenues and operating results have fluctuated historically due to the number and timing of product introductions and enhancements, customers' delaying their purchasing decisions in anticipation of new product releases, the budgeting and purchasing cycles of customers, the timing of product shipments and the timing of marketing and product development expenditures. We typically realize a significant portion of our revenue from sales of software licenses in the last two weeks of a quarter, frequently even in the last few days of a quarter. Failure to close a small number of large software license contracts may have a significant impact on revenues for any quarter and could, therefore, result in significant fluctuations in quarterly revenues and operating results. Accordingly, we believe that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

WE FACE CHALLENGES WITH THE MAINCONTROL ACQUISITION, AND WE MAY NOT BE SUCCESSFUL IN ADDRESSING A NEW AND BROADER MARKET.

We recently completed the acquisition of MainControl, Inc., which markets a product called MC/Empower(R) that enables companies to manage, track and maintain their information technology (IT) assets, such as computers, telephones and networks. We are new to this market, and we may experience difficulties or delays in gaining market acceptance. In purchasing MainControl, we hope that our existing customers may be interested in purchasing MC/Empower, but in many cases the people who purchased MAXIMO may not have responsibility for or authority covering the management of their company's IT assets. With the acquisition of MainControl, our positioning with existing and prospective customers has changed, in that we are now offering products which can manage more of a company's critical physical assets, such as plant floor assets, vehicles, facilities and IT assets. If we are unable to obtain access to executive levels in our customers' and prospective customers' organizations, we will be unable to sell a solution that covers more than just the plant floor assets, the vehicle fleet, the facilities or the IT assets. Moreover, it is possible that our attempts to characterize this combination of target markets as a single or composite market will not be accepted within the industry, by market analysts or by our customers, and as a result we will not gain the synergies that we hoped for in the MainControl acquisition.

PRODUCTS AND TECHNOLOGIES WE ACQUIRE THROUGH ACQUISITIONS MAY FAIL TO MEET OUR EXPECTATIONS.

We may from time to time purchase software products or technologies from other companies, or as part of our acquisition of other companies, such as our recent acquisition of MainControl. While we exercise due diligence in determining whether acquired products or technologies are suitable and of commercial quality, there can be no assurances that the new products or technologies will ultimately meet our expectations, that we will be able to employ and retain the personnel necessary for us to effectively exploit the new products or technologies, that we will be able to successfully integrate the new products or technologies with or into our existing products and product architecture, that we will be able to effectively distribute the new products or technologies through our existing sales force and channels, that we will be able to retain existing customers and revenue streams that may have been associated with the new products or technologies prior to their acquisition by us, or that such existing customers may not demand that we remedy problems that were not known or disclosed at the time of the acquisition. As a result of the foregoing, we may not realize the benefits intended from such acquisitions or recover its investments, which would have a material adverse impact on our business and our results of operations.

WE FACE INTENSE COMPETITION IN THE MARKETS WE SERVE.

     The market for strategic asset maintenance software such as MAXIMO and MC/Empower is fragmented by geography, by hardware platform and by industry orientation, and is characterized by a large number of competitors including both independent software vendors and certain enterprise resource planning ("ERP") vendors. Independent software vendors include Datastream Systems, Inc. and Indus International, Inc. MAXIMO also competes with integrated ERP systems, which include integrated maintenance modules offered by several large vendors, such as SAP, Oracle and JD Edwards and others. MC/Empower competes with companies in IT asset management market, such as Computer Associates, Inc., and Peregrine Systems, Inc. Currently, MAXIMO competes with products of a number of large vendors, some of which have traditionally provided maintenance software running on mainframes and minicomputers and are now offering systems for use in the client/server environment. MAXIMO also encounters competition from vendors of low cost maintenance management systems designed initially for use by a single user or limited number of users as vendors of these products upgrade their functionality to enter the client/server market.

     Certain of our competitors have greater financial, marketing, service and support and technological resources than we do. To the extent that such competitors increase their focus on the asset maintenance or planning and cost systems markets, or on the industrial supply chain market, we could be at a competitive disadvantage.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO SPECIAL RISKS.

     A significant portion of our total revenues is derived from operations outside the United States. Our ability to sell our products internationally is subject to a number of risks. General economic and political conditions in each country could adversely affect demand for our products and services. Exposure to currency fluctuations and greater difficulty in collecting accounts receivable could affect our sales. We could be affected by the need to comply with a wide variety of foreign import laws, United States export laws and regulatory requirements. Trade protection measures and import and export licensing requirements subject us to additional regulation and may prevent us from shipping products to a particular market, and increase our operating costs.

THE LICENSING OF OUR SOFTWARE PRODUCTS AND THE OPERATIONS OF OUR ONLINE COMMERCE SERVICES BUSINESS ARE DEPENDENT ON THIRD PARTY PROVIDERS OF SOFTWARE AND SERVICES, AND FAILURE OF THESE PARTIES TO PERFORM AS EXPECTED, OR TERMINATION OF OUR RELATIONSHIPS WITH THEM, COULD HARM OUR BUSINESS.

     We have entered into nonexclusive license agreements with other software vendors, pursuant to which we incorporate into our products and solutions software providing certain application development, user interface, business intelligence, content and graphics capabilities developed by these companies. We have also agreed to bundle IBM's Websphere application server, its AIX operating system and DB2 database programs with MAXIMO. If we cannot renew these licenses (at all or on commercially reasonable terms), or if any of such vendors were to become unable to support and enhance its products, we could be required to devote additional resources to the enhancement and support of these products or to acquire or develop software providing equivalent capabilities, which could cause delays in the development and introduction of products incorporating such capabilities. Our MRO Operations Center is dependent on Digital Island, a third-party data center, which could be destroyed or damaged. We must stay on good terms with Digital Island, and be able to renew this agreement on commercially reasonably terms. If this data center were to become inoperable or unavailable on commercially reasonable terms, we would incur significant expense, and potentially lose our ability to deliver OCS altogether during the period of downtime and transition, resulting in customer dissatisfaction and market rejection of our OCS solutions. In such an event, we could experience a prolonged outage of our OCS network services, and a reduction of revenues or unexpected expenses which could have a material adverse effect on our business and financial results.

THE SUCCESS OF OUR ONLINE COMMERCE SERVICES BUSINESS WILL DEPEND ON OUR ABILITY TO INCREASE THE SCALABILITY AND PERFORMANCE OF OUR HOSTED SOFTWARE APPLICATIONS, AND WE HAVE LIMITED EXPERIENCE IN HOSTING SUCH APPLICATIONS.

     We have limited experience in hosting applications, and the hosting industry is changing. If we do not accurately predict the volume of traffic, or if we encounter technical difficulties with our software or our infrastructure, we may experience slower response times or other problems. Any delays in response time or performance problems could cause our customers to perceive this service as not functioning properly and they may discontinue use of our products and services.

     The success and profitability in our OCS business are dependent on our ability to increase the scalability and performance of our OCS solutions, meaning that we must be able to host and operate a large number of OCS product instances on a single computer using multiple processors. This is because we incur fixed costs associated with the hosting environment, regardless of how many, or how few, OCS products are hosted at the same time. If we are unable to host a large enough number of OCS product instances per computer, then the OCS business may not become profitable for a long time. Moreover, if we are not able to operate a large number of OCS product instances on the same computer without degrading product performance, the OCS solutions may not gain customer acceptance and market penetration.

OUR FAILURE TO SUCCESSFULLY ANTICIPATE TRENDS IN INTERNET TECHNOLOGY AND STANDARDS COULD PREVENT OUR PRODUCTS AND SERVICES FROM ACHIEVING OR MAINTAINING MARKET ACCEPTANCE.

     We recently released MAXIMO Version 5.0, which is entirely based upon Java and other technologies emerging and recently adopted in conjunction with the Internet. New Internet technologies and applications are developing rapidly and are continuously being introduced, competing for acceptance in the market, and changing. MRO supply chain management using electronic commerce is an emerging market with many standards and technologies either competing for acceptance or remaining to be developed. Accordingly, for our MAXIMO and OCS offerings to be successful, we must accurately predict and successfully implement those standards and technologies that ultimately gain long-term acceptance in the market.

     We believe that electronic commerce products and technologies complement our strategic asset management products. We cannot give any assurance that we will successfully anticipate trends in this market, that we will be successful in Internet technology development or acquisition efforts or that our Internet applications, if developed, will achieve market acceptance.

WE MAY HAVE EXPOSURE TO ADDITIONAL INCOME TAX LIABILITIES.

     We are subject to income taxes in both the United States and various foreign jurisdictions. The amount of taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. Periodically, we are subject to income tax audits. While we believe that we have complied with all applicable tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our results of operations or financial condition.

CHANGES IN REGULATIONS COULD MATERIALLY ADVERSELY AFFECT US.

     New laws, regulations or standards related to us or our products could be implemented or changed that could adversely affect our business, results of operations or financial condition.

WE MAY BE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY.

     Our success is dependent upon our proprietary technology. We currently have one United States patent and one patent pending within the U.S. (and corresponding applications pending in various foreign countries), and we protect our technology primarily through copyrights, trademarks, trade secrets and employee and third-party nondisclosure agreements. Our software products are sometimes licensed to customers under "shrink wrap" or "click wrap" licenses included as part of the product packaging or acknowledged by customers who register on-line. Although, in larger sales, our shrink-wrap and click wrap licenses may be accompanied by specifically negotiated agreements signed by the licensee, in many cases our shrink-wrap and click wrap licenses are not negotiated with or signed by individual licensees. Certain provisions of our shrink-wrap and click wrap licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program, and limitations or liabilities and exclusions of remedies, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent, as do the laws of the United States. We cannot give any assurance that the steps that we have taken to protect our proprietary rights will be adequate to prevent misappropriation of our technology or development by others of similar technology. Although we believe that our products and technology do not infringe on any valid claim of any patent or any other proprietary rights of others, we cannot give any assurance that third parties will not assert infringement claims in the future. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources, could result in the deterioration or outright loss of our patent rights, copyrights or other intellectual property, and could potentially have a material adverse result on our operating results and financial condition.

LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY EXECUTIVE OFFICERS OR INABILITY TO RECRUIT NEEDED SALES, SERVICES AND TECHNICAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     We are highly dependent on certain key executive officers, technical and sales employees, and the loss of one or more of such employees could have an adverse impact on our future operations. We do not have employment contracts with any personnel, and we do not maintain any so-called "key person" life insurance policies on any personnel. We continue to hire a significant number of additional sales, services and technical personnel. Competition for hiring of such personnel in the software industry is intense, and from time to time we experience difficulty in locating candidates with the appropriate qualifications within the desired geographic locations, or with certain industry specific domain expertise. There can be no assurance that we will be able to retain its existing personnel or attract additional qualified employees.

OUR STOCK PRICE HAS BEEN VOLATILE, AND YOU COULD INCUR LOSSES AS A RESULT OF FUTURE FLUCTUATIONS IN OUR STOCK PRICE.

     There have recently been significant fluctuations in the market price of our common stock. In addition, the stock market in general has recently experienced substantial price and volume fluctuations, which have particularly affected the market prices of many software and e-commerce companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations also may adversely affect the market price of our common stock. In addition, general macro economic and market conditions unrelated to our performance may also affect demand for our products and services, our results of operations, and our stock price.

OUR BUSINESS IS SENSITIVE TO GENERAL ECONOMIC CONDITIONS, AND TO OVERALL DOWNTURNS IN THE ECONOMY AND IN INDUSTRIAL SPENDING.

The US and worldwide economies have recently experienced a recession or similar conditions, with a negative effect on our revenues and operations. As industrial companies experience downturns, they often delay or cease spending on capital assets and IT infrastructure (including software and related services). As a result, our revenues have in the past fallen, and may again in the future fall, below expectations. If the US and worldwide economies do not recover and if growth and IT spending do not materialize, our revenues may be decreased, and there could be a material adverse result on our operating results and financial condition.

OTHER RISKS

THE FOREGOING IS NOT A COMPLETE DESCRIPTION OF ALL RISKS RELEVANT TO OUR FUTURE PERFORMANCE, AND THE FOREGOING SHOULD BE READ AND UNDERSTOOD TOGETHER WITH AND IN THE CONTEXT OF SIMILAR DISCUSSIONS WHICH MAY BE CONTAINED IN THE DOCUMENTS THAT WE FILE WITH THE SEC IN THE FUTURE. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY ANY REVISION TO THE FOREGOING OR ANY UPDATE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered under this prospectus.


                              SELLING STOCKHOLDERS

     On June 14, 2002, we acquired MainControl, Inc. pursuant to a plan and agreement of merger, and we issued 1,095,392 shares of its common stock to the former shareholders of MainControl listed below.

     The following table lists, as of August 12, 2002, the name of each selling stockholder, the number of shares beneficially owned by such stockholder, and the number of shares to be offered by each selling stockholder pursuant to this prospectus. Except as indicated below, during the past three years no selling stockholder has had any material relationship with us or with any of our affiliates. We do not know whether, when or in what amounts any selling stockholder may offer shares for sale and purposes of this table, we have assumed that each selling stockholder will offer for sale all the shares acquired in the MainControl merger. Prior to this offering, no selling stockholder beneficially owned more than 1% of our outstanding common stock.

                                                 Shares Owned
                                                 Beneficially        Shares
Name of Selling Stockholder                     Before Offering   Being Offered
---------------------------                     ---------------   -------------
Sevin Rosen Fund V L.P.                             146,672          146,672
Charles River Partnership VII, A Limited
  Partnership                                       133,523          133,523
Star Growth Enterprise                              125,605          125,605
Formula Ventures L.P.                               114,178          114,178
Private Equity Bridge Finance                        90,044           90,044
Riggs Capital Partners II, LLC                       89,685           89,685
U.S. Information Technology No. 2 Investment
  Enterprise Partnership                             58,410           58,410
Rho Management Trust I                               37,895           37,895
Formula Ventures II L.P.                             33,630           33,630
Trident Capital Fund - IV, L.P.                      33,582           33,582
SVE STAR Ventures Enterprises No. V GbR              32,707           32,707
SVM STAR Ventures Management GmbH Nr. 3              32,028           32,028
FV-PEH L.P.                                          31,322           31,322
Formula Ventures (Israel) L.P.                       31,151           31,097
Evergreen Partners U.S. Direct Fund III, L.P.        15,069           15,069
JAFCO CO., Ltd.                                      14,489           14,489
Formula Ventures II (Israel) L.P.                    11,269           11,324
Periscope I Fund L.P.                                 9,682            9,682
First Union Financial Co. Ltd.                        9,596            9,596
Alex Pinchev (1)                                      9,466            9,466
Yozma Venture Capital Ltd.                            9,286            9,286
Sevin Rosen V Affiliates Fund L.P.                    6,270            6,270
Dennis Gorman                                         5,495            5,495
Evergreen Investments Ltd.                            3,687            3,687
AB Shaked Lavan Ltd.                                  2,447            2,447
Evergreen Partners Direct Fund III (Israel1), L.P.    1,309            1,309
EPF3 (Overseas) Ltd.                                  1,213            1,213
Trident Capital Fund - IV Principals Fund, L.P.       1,203            1,203
Evergreen Partners Management Ltd.                      761              761
Joelle Kayden                                           609              609
Trident Capital Fund - IV Affiliates Fund (Q), L.P.     606              606
Trident Capital Fund - IV Affiliates Fund, L.P.         453              453
Gilde IT Fund B.V.                                      444              444
Riggs Capital Partners, LLC                             387              387
SVE Star Ventures Enterprises No. III Gbr               296              296
Dieter Riffel                                           259              259
Formula Ventures II (AI) L.P.                           250              250
IJT Technologies Ltd.                                   156              156
SVM STAR Ventures Managementagesellschaft mbH Nr.
  3 & Co. Beteiligungs KG                               130              130
Plethora Investments Limited                            127              127

(1) Formerly President of MainControl, Inc., and currently an Executive Vice President of the Company.

                              PLAN OF DISTRIBUTION

     We are registering all of the shares on behalf of the selling stockholders. "Selling stockholders," as used in this prospectus, includes donees, pledgees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. We have agreed to use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until 365 days after the effective date of the registration statement or until such earlier date as the distribution of shares contemplated by this prospectus is completed.

     The selling stockholders may sell their shares from time to time. Pursuant to a Registration Rights and Stock Restriction Agreement entered into between the Company and the selling stockholders, the shares being registered are subject to restrictions which lapse over time, as follows:

DATE                                 NUMBER OF SHARES WHICH MAY BE SOLD

From and after September 16, 2002    Up to one-sixth of the shares held by each
                                     selling stockholder, or up to approximately
                                     182,565 shares in the aggregate

From and October 15, 2002            Up to one-third of the shares held by each
                                     selling stockholder, or up to approximately
                                     365,131 shares in the aggregate

From and after November 15, 2002     Up to one-half of the shares held by each
                                     selling stockholder, or up to approximately
                                     547,696 shares in the aggregate

From and after December 16, 2002     Up to two-thirds of the shares held by each
                                     selling stockholder, or up to approximately
                                     730,261 shares in the aggregate

From and after January 15, 2003      Up to five-sixths of the shares held by
                                     each selling stockholder, or up to
                                     approximately 912,827 shares in the
                                     aggregate

From and after February 14, 2003     All of the shares held by each selling
and for so long as this              stockholder, or 1,095,392 shares in the
registration statement remains       aggregate
effective *

* We have agreed to use reasonable efforts to keep this registration statement effective for 365 days.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more markets at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     o purchases by a broker-dealer as principal and the resale by such broker or dealer for its account pursuant to this prospectus,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market,

     o    in privately negotiated transactions,

     o in put or call option transactions or short sales related to the shares, and

     o for shares that qualify for resale under Rule 144 of the Securities Act, under that rule rather than this prospectus.

     Selling stockholders may make sales directly to purchasers or through broker-dealers. If making sales through broker-dealers, those broker-dealers may in turn arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In addition, if any selling stockholder is an affiliate of a broker-dealer, and sells its shares prior to one year after acquiring those shares then, in the view of the SEC staff, that selling stockholder is an underwriter and may only sell stock under this prospectus if we are eligible to use Form S-3 for a sale of stock by it. As of the date hereof, we are eligible to use Form S-3 for a sale of stock by us.

     In connection with sales of the shares, the selling stockholders may enter into hedging transactions with financial institutions, including broker-dealers. In connection with those transactions, those financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out their short positions. The selling stockholders may also enter into option or other transactions with financial institutions which require the delivery to those financial institutions of shares offered by this prospectus. The financial institution may then resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a financial institution, and, upon a default, the financial institution may make sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders may agree to indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities, including liabilities arising under the Securities Act.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. If we are by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required under the Securities Act, disclosing (i) the name of each selling stockholder and of the participating broker-dealers(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers(s), where applicable, (v) that the broker-dealer(s) did not conduct any investigation to verity the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     In order to comply with the securities law of certain states, shares sold in those states must be sold only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or unless the seller complies with an exemption.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

     Except as provided herein, the Company has agreed to pay all expenses incident to the offer and sale of the common stock offered by the selling stockholders under this prospectus. The Company estimates such expenses to be approximately $10,376. The selling stockholders will pay all selling commissions, brokerage fees and related expenses.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., and also at public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Our SEC filings are also available to the public on the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings we may hereafter make with the SEC prior to termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     1. Annual Report on Form 10-K for the fiscal year ended September 30, 2001 filed on December 28, 2001;

     2. Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001, filed on February 14, 2002;

     3. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed on May 15, 2002;

     4. Our Current Reports on Form 8-K filed on June 6, 2002, July 12, 2002 and August 12, 2002 relating to our acquisition of MainControl;

     5. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed on August 14, 2002; and

     6. The description of our common stock contained in our registration statement on Form 8-A filed on April 14, 1994, including all amendments or reports filed for the purpose of updating such description.

     You may obtain a copy of these filings at no cost, by writing or telephoning our General Counsel at the following address:

         MRO Software, Inc.
         100 Crosby Drive
         Bedford, Massachusetts 01730
         (781) 280-2000

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for the Company by Craig Newfield, Esq., General Counsel of the Company. Mr. Newfield is the holder of 519 shares of Company Common Stock, and of employee stock options to purchase up to 67,500 shares of Common Stock. He also participates in the Company's 2002 Employee Stock Purchase Plan.



                                     EXPERTS

     The financial statements as of and for the three years ended September 30, 2001 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities registered hereby. All amounts are estimated except the SEC filing fee.

          SEC registration fee                            $    876
          Accounting fees and expenses                       2,500
          Legal fees and expenses                            2,000
          Miscellaneous                                      5,000
                                                          ========
          Total                                           $ 10,376


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 6 of the Company's Amended and Restated Articles of Organization provides that a director shall not have personal liability to the Company or its stockholders for monetary damages arising out of the director's breach of fiduciary duty as a director of the Company, to the maximum extent permitted by Massachusetts Law. Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may state a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 61 or 62 of the Massachusetts Business Corporation Law dealing with liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article 6 of the Company's Amended and Restated Articles of Organization further provides that the Company shall, to the fullest extent authorized by Chapter 156B of the Massachusetts General Laws, indemnify each person who is, or shall have been, a director or officer of the Company or who is or was a director or employee of the Company and is serving, or shall have served, at the request of the Company, as director or officer of another organization or in any capacity with respect to any employee benefit plan of the Company, against all liabilities and expenses (including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys' fees) imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding whether civil or criminal, in which they may be involved by reason of being or having been such a director or officer or as a result of service with respect to any such employee benefit plan. Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation or, to the extent such matter related to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The effect of these provisions would be to permit indemnification by the Company for, among other liabilities, liabilities arising out of the Securities Act of 1933, as amended.

     Section 67 of the Massachusetts Business Corporation Law also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (i) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (ii) insures the Company against losses

(above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company's Amended and Restated Articles of Organization or Restated By-Laws.


ITEM 16. EXHIBITS

EXHIBIT
NUMBER      DESCRIPTION OF EXHIBIT
------      ----------------------

  4.1 Amended and Restated Articles of Organization of the Company (included as Exhibit 3.3 to the Company's Registration Statement on Form S-1, Registration No. 33-76420, and incorporated herein by reference) *

  4.2 Restated By-Laws of the Company, as amended (included as Exhibit 3.5 to the Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000, File No. 0-23852, and incorporated herein by reference) *

  4.3 Specimen certificate for the Common Stock of the Company (included as Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration No. 33-76420, and herein by reference) *

  4.4 Article 4B of the Amended and Restated Articles of Organization of the Company (included as Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration No. 33-76420, and incorporated herein by reference) *

  4.5 Rights Agreement dated as of January 27, 1998, between MRO Software, Inc. and BankBoston, N.A. as Rights Agent (included as Exhibit 4 (a) to the Company's Current Report on Form 8-K dated February 2, 1998, File No.0-23852, and incorporated herein by reference) *

  4.6 Form of Certificate of Designation of Series A Junior Participating Preferred Stock of MRO Software, Inc. (included as Exhibit 4 (b) to the Company's Current Report on Form 8-K dated February 2, 1998, File No. 0-23852, and incorporated herein by reference) *

  4.7 Form of Rights Certificate (included as Exhibit 4 (c) to the Company's Current Report on Form 8-K dated February 2, 1998, File No. 0-23852, and incorporated herein by reference) *

  5.1       Legal Opinion of Craig Newfield, Esq.**

  23.1      Consent of PricewaterhouseCoopers LLP **

  23.2      Consent of Craig Newfield, Esq. (contained in Exhibit 5.1)**

  24 Power of Attorney (contained on Signature Page of this registration statement)

  * Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

  **        Filed herewith.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Commonwealth of Massachusetts, on August 15, 2002.
                                               MRO SOFTWARE, INC.

                                               By:  /s/ Norman E. Drapeau, Jr.
                                                    ----------------------------
                                                    Norman E. Drapeau, President
                                                    and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Norman E. Drapeau, Jr., Peter J. Rice and Craig Newfield, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                         TITLE                        DATE
       ---------                         -----                        ----

/s/ Norman E. Drapeau, Jr.    President and Chief Executive      August 15, 2002
--------------------------    Officer, and Director
    Norman E. Drapeau, Jr.    (Principal Executive Officer)


/s/ Peter J. Rice             Vice President of Finance and      August 15, 2002
--------------------------    Administration, Chief Financial
   Peter J. Rice              Officer and Treasurer
                              (Principal Financial and
                               Accounting Officer)

/s/ Robert L. Daniels         Executive Chairman of the Board    August 15, 2002
--------------------------
    Robert L. Daniels


/s/ Richard P. Fishman        Director                           August 15, 2002
--------------------------
    Richard P. Fishman


/s/ John A. McMullen          Director                           August 15, 2002
--------------------------
    John A. McMullen


/s/ Stephen B. Sayre          Director                           August 15, 2002
--------------------------
    Stephen B. Sayre


/s/ Alan L. Stanzler          Director                           August 15, 2002
--------------------------
    Alan L. Stanzler

EXHIBIT INDEX







EXHIBIT
NUMBER       DESCRIPTION OF EXHIBIT
------       ----------------------

  5.1        Legal Opinion of Craig Newfield, Esq.

 23.1        Consent of PricewaterhouseCoopers LLP

 23.2        Consent of Craig Newfield, Esq. (contained in Exhibit 5.1)

 24 Power of Attorney (contained on Signature Page of this registration statement)